Exhibit 99.1
Press Release
Chart Industries, Inc. Closes Offering of Common Stock
     Cleveland, Ohio - June 12, 2007 — Chart Industries, Inc. (“Chart”) (NASDAQ: GTLS) announced that its previously announced secondary offering closed today. The secondary shares were sold by certain of Chart’s stockholders, including FR X Chart Holdings LLC, an investment fund affiliated with First Reserve Corporation, which sold all of its remaining shares. FR X Chart Holdings LLC sold 12,376,214 shares in the aggregate, Chart’s executive officers, including its chief executive officer, sold 140,000 shares in the aggregate, and certain other employees sold 96,299 shares in the aggregate. Chart had granted the underwriters an option, which was exercised in full, to purchase up to 1,891,876 additional shares of its newly issued common stock to cover over-allotments. After underwriting discounts and before expenses, Chart received proceeds of $38.3 million from the sale of the over-allotment shares. Chart will use the proceeds received from the sale of the over-allotment shares for general corporate purposes, including debt reduction. Chart did not receive any proceeds from the sale of shares by the selling stockholders.
     Morgan Stanley & Co. Incorporated, Lehman Brothers Inc. and Goldman, Sachs & Co. served as joint book-running managers of the offering. Natexis Bleichroeder Inc. and Simmons & Company International were co-managers of the offering.
     The offering was made by means of a prospectus, copies of which may be obtained from Morgan Stanley & Co. Incorporated, Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, 866-718-1649 or by email at prospectus@morganstanley.com; or by contacting Lehman Brothers Inc., c/o Broadridge Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717, Fax: 631-254-7268, or by email at giana.smith@broadridge.com; or by contacting Goldman, Sachs & Co., Attn: Prospectus Dept., 85 Broad Street, New York, NY 10004, 212-902-9316 or by email at prospectus-ny@ny.email.gs.com.
     This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
     Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom.
Contact:

Michael F. Biehl
Executive Vice President
Chief Financial Officer and Treasurer
440-544-1244
michael.biehl@chart-ind.com